NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Announces Improved
Third Quarter and Fiscal Year-to-Date Earnings and Declares Dividend

ST. LOUIS, MO, July 28, 2005 — The Laclede Group (NYSE: LG) today announced improved earnings for the third quarter and for the first nine months of its fiscal year 2005 over those of the same periods last year. Additionally, its Board of Directors declared a quarterly dividend of 34-1/2 cents per share on its common stock, payable October 3, 2005, to shareholders of record on September 12, 2005.

Consolidated net income for the quarter ended June 30, 2005, was $6.1 million this fiscal year, or $2.4 million higher than for the same period last fiscal year. On an earnings-per-share basis, third quarter earnings for fiscal 2005 were $.29 per share, compared to $.19 per share for the same period in fiscal 2004.

The increase in The Laclede Group’s consolidated quarterly earnings resulted from improved performance at Laclede Gas Company, as well as SM&P Utility Resources, Inc. Laclede Gas Company is Missouri’s largest natural gas distribution utility and the core subsidiary of The Laclede Group. SM&P is an underground facility locating and marking company, one of The Laclede Group’s principal unregulated subsidiaries.

Laclede Gas’ quarterly earnings improved over those for the third quarter of fiscal 2004 due in part to its ability to recover certain mandated distribution costs through the Infrastructure System Replacement Surcharge, lower operating costs, and the receipt of the second of three expected distributions associated with its interest as a policyholder in the sale of a mutual insurance company. SM&P’s third quarter improvement in fiscal 2005 over the same period last fiscal year was due primarily to attainment of substantial additional business in both new and existing markets. Group’s other major non-regulated subsidiary, Laclede Energy Resources (LER), earned slightly less during this fiscal year’s third quarter than it did in the same period last fiscal year. LER offers natural gas commodity services to customers within as well as outside of the St. Louis area.

The Laclede Group’s consolidated net income for the nine-month period ended June 30, 2005, was $45.2 million, or $3.3 million more than the same period last fiscal year. However, earnings on a per share basis were $2.14, compared to $2.16 for the same period last year, due to the increase in shares of common stock outstanding resulting largely from the public offering and sale of common stock in May 2004. The fiscal year-to-date increase in consolidated net income is primarily due to improved results at SM&P, as well as at LER. Fiscal year-to-date earnings for Laclede Gas were down compared to the same period last year due to higher operating costs, lower sales, and a smaller policyholder distribution from the sale of the mutual insurance company referenced above.

Laclede Gas Company, which contributes the majority of The Laclede Group’s consolidated earnings, has seasonal earnings that are typically concentrated in the colder months of the year. While SM&P, LER and other non-utility operations provide some offset to this seasonal pattern, The Laclede Group historically has experienced losses during its fourth quarter, July through September.

In addition, Laclede Gas Company declared a quarterly dividend of 31-1/4 cents per share on Preferred Stock, Series B, and a quarterly dividend of 28-1/2 cents per share on Preferred Stock, Series C, payable September 30, 2005 to shareholders of record September 12, 2005.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
OPERATING REVENUES
Regulated
Gas distribution	$162,371	$125,870	$888,620	$784,118
Non-Regulated
Services	45,118	34,973	96,910	69,771
Gas marketing	103,008	80,475	337,794	192,938
Other	830	3,742	7,043	5,825

Total operating revenues	311,327	245,060	1,330,367	1,052,652

OPERATING EXPENSES
Regulated
Natural and propane gas	102,995	68,855	630,647	532,414
Other operation expenses	27,896	28,411	93,496	90,702
Maintenance	5,160	4,599	14,054	13,669
Depreciation and amortization	5,947	5,746	16,919	17,115
Taxes, other than income taxes	13,198	12,018	55,498	51,747

Total regulated operating expenses	155,196	119,629	810,614	705,647
Non-Regulated
Services	38,195	29,619	91,370	69,468
Gas marketing	101,454	78,567	330,945	188,668
Other	986	3,690	7,003	5,461

Total operating expenses	295,831	231,505	1,239,932	969,244

Operating Income	15,496	13,555	90,435	83,408

Other Income and (Income Deductions) – Net	822	66	2,302	3,456

Interest Charges:
Interest on long-term debt	5,642	6,207	17,193	15,836
Interest on long-term debt to unconsolidated affiliate trust	894	894	2,680	2,680
Other interest charges	883	565	3,171	2,649

Total interest charges	7,419	7,666	23,044	21,165

Income Before Income Taxes	8,899	5,955	69,693	65,699
Income Tax Expense	2,788	2,192	24,492	23,774

Net Income	6,111	3,763	45,201	41,925
Dividends on Redeemable Preferred Stock – Laclede Gas	13	16	43	47

Net Income Applicable to Common Stock	$6,098	$3,747	$45,158	$41,878

Average Number of Common Shares Outstanding	21,103	19,863	21,060	19,381
Basic Earnings Per Share of Common Stock	$.29	$.19	$2.14	$2.16
Diluted Earnings Per Share of Common Stock	$.29	$.19	$2.14	$2.16

Certain prior-period amounts have been reclassified to conform to current-year presentation.